TRANSLATION

BYLAWS

ARTICLE ONE.- The corporate name, “INTEGRACION DE REDES”, shall be followed always by the words “SOCIEDAD ANONIMA DE CAPITAL VARIABLE” (Stock Company of Variable Capital), or by the abbreviation thereof, S.A. de C.,V.

ARTICLE TWO.- The corporate purpose shall be:

1.- The purchase and sale, exchange, transfer, brokerage, exploitation, representation, importation, exportation, receipt on consignment and without commission of computer equipment, furnishings and accessories for computers and, generally speaking, everything in connection with data processing, together with the representation of national and foreign companies having a similar purpose; the manufacture, purchase/sale, leasing and maintenance of programming systems and equipment related to data processing, the investment of capitals, and the receipt of royalties for technical assistance or for the rendering of some service; and the corporation can therefore, without limitation:

A.- To execute all kinds of acts of commerce related to the foregoing purpose;

B.- To actively or passively retain any type of services, and to acquire under any title patents, industrial brands, trade names, opinions and preferences, literary, industrial and artistic copyrights or concessions from any authority;

C.- To issue, draw, endorse, accept, guarantee, discount and subscribe to any credit instruments, without falling within the assumptions of Article Four of the Stock Market Law;

D.- To acquire shares, participations, segments of interest, obligations of companies or corporations and to become a part thereof, without coming within the assumptions listed in Article Four of the Stock Market Law.

E.- To acquire and under any title possess and exploit all kinds of personal property, real or personal rights, together with such real estate as may necessary to achieve the corporate purpose;

F.- To accept, confer or delegate to one or more persons all kinds of mercantile commissions, services or mandates, acting directly or in the name of the principal or mandatory.

G. To hire the required personnel to comply with the corporate purposes;

H.- The corporation can obtain credit and financing, establish itself as guarantor and commit itself jointly with third parties, as well as to guarantee under real or personal rights compliance of its own or third party obligations.

I.- In general, to execute agreements and contracts of any kind related to the corporate purpose.

ARTICLE THREE.- The corporate domicile shall be in the City of Mexico, Federal District.

The corporation can establish agencies, offices or branches within or outside the Mexican Republic, and establish conventional domiciles for executing certain acts and contracts.

ARTICLE FOUR.- The corporate term is NINETY-NINE YEARS, to be counted as from the execution date of this public deed.

ARTICLE FIVE.- Any foreigner who, in the act of incorporation or at any later date, acquires an interest o equity in the corporation, shall be considered by that sole fact as Mexican with respect to one and the other, as well as of the assets, rights, concessions, participations or interests held by the corporation or of the rights and obligations arising from the contracts to which such corporation is a party with the Mexican authorities, and it shall be understood that he undertakes not to invoke the protection of this government under the penalty, should he so do, of forfeiting such interest or equity in favor of the Mexican Nation.

ATICLE SIX.- The minimum capital stock is FIFTY MILLION PESOS, MEXICAN CURRENCY, the maximum is unlimited, and shall be represented by FIVE HUNDRED NOMINATIVE SHARES with a par value of ONE HUNDRED THOUSAND PESOS MEXICAN CURRENCY each, fully subscribed and paid.

The capital stock can be increased by subsequent contributions of the partners or by the admission of new partners and reduced by total or partial withdrawal of the contributions, always providing that such withdrawal of capital does not imply a reduction of the minimum fixed in this public deed.

Fifty-one percent of the capital stock shall be represented by Series “A” or Mexican shares, and can only be subscribed by persons not coming within the list contained in the second article of the Law to Promote Mexican Investment and Regulate Foreign Investment, and the remaining forty nine percent, as maximum, of the capital stock shall be represented by Series “B” or free subscription shares, the titles to which, on acquisition by the persons to whom the second article of such Law refers, should be recorded in the National Foreign Investment Register, and in the event that the parties to whom the second article of the Law to Promote Mexican Investment and Regulate Foreign Investment refers desire to increase their participation to more than forty nine percent, they should first obtain permission from the corresponding authority in accordance with such Law.

An increase to the capital stock in its variable part, together with a decrease in capital to the fixed minimum, should be agreed by the Ordinary Meeting of Solders.

In the event of increase, the Meeting shall fix the form and terms in which the corresponding issues of shares should take place.

Stockholders shall have a preferential right in accordance with the number of shares they already hold to subscribe to the shares newly issued, in accordance with the provisions of one hundred and thirty two of the Business Associations Law.

In the event of decrease, this shall be applied proportionally over the value of all shares, and the Meeting shall fix the prorating of the amortization and date on which the amortizations should take effect.

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No new increase in capital can be decreed until the shares representing that previously agreed have been fully subscribed and paid, and no decrease resulting in a reduction to the minimum capital established in this article can be agreed.

The corporation shall carry a Stock Register, in which all operations of subscription, acquisition or transmission to which the shares representing the capital stock are object should be recorded within the ninety days following the date on which this takes place, giving the previous subscriber or holder and the assignee or acquirer.

The corporation shall consider those recorded in this list to be the holders of the shares.

ARTICLE SEVEN:- The share certificates or provisional certificates (which shall cover one or more shares), shall be prepared in accordance with article one hundred and twenty five of the Business Corporations Law, transcribing the fifth article of these Bylaws, and shall carry the signatures of two Directors or that of the Sole Administrator.

ARTICLE EIGHT.- Shares shall confer the same rights and obligations on their holders.

In connection with any increase to capital stock, the shareholders shall have a preferential right to subscribe to the new shares issued.

The preferential right shall be exercised within the fifteen days following the date on which the resolution is published in the Official Gazette of the Federation, or in a newspaper of those of higher circulation in the corporate domicile.

ARTICLE NINE.- The regime of the Meeting of Shareholders, supreme authority of the corporation, is as follows:

A.- They shall be ordinary or extraordinary, ordinary if met to deal with the matters listed in article one hundred and eighty one of the Business Corporations Law which are those listed on the agenda not to be dealt with at an extraordinary assembly, and extraordinary when dealing with those mentioned in article one hundred and eighty two of such Law.

B.- They shall always be held at the corporate domicile.

C. They shall be convened by the Board of Directors or by the Sole Administrator or by the Statutory Auditor(s), except as provided in articles one hundred and sixty eight, one hundred and eighty four and one hundred and eighty five of the Business Corporations Law.

D.- The call shall be published in the Official Gazette of the Federation or in a publication of those of higher circulation in the corporate domicile, fifteen days prior to the date on which the meeting is to take place.

If all shares are represented, publication of the call shall not be necessary.

E.- The persons appointed by the shareholders shall act as Chairman and Secretary of the Board of Directors.

F.- The shareholders shall deposit with the Secretary of the Board or with the Sole Administrator by, at latest, the day prior to that indicated for the meeting, their stock titles or receipts in their favor for the deposit therof issued by a national or foreign bank. An entry card shall be issued against the deposit.

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G.- In order to be considered legally met and for the resolutions adopted thereat to be valid, the content of articles one hundred and eighty nine, one hundred and ninety and one hundred and ninety one of the Business Corporations Law shall apply.

H.- Voting, at which each share shall represent a vote, shall take place by a show of hands, unless a majority agrees on another form of voting.

I.- The resolutions adopted shall be firm, except for the right of opposition consigned in article two hundred and one of the Business Corporations Law.

J. The minutes of the Meeting shall be signed by the Chairman, the Secretary and the Statutory Auditor.

ARTICLE TEN.- Management shall be entrusted to a Sole Administrator or a Board of Directors. The participation of foreign investment in the administrative areas cannot exceed foreign investment in capital; in order for company management to fall on the subjects to whom the second article of the Law to Promote Mexican Investment and Regulate Foreign Investment refers, the corresponding permission should be requested from the corresponding authority in the terms of such Law.

ARTICLE ELEVEN.- The Board of Directors shall consist of a number of not less than two members, and the maximum authorized by the Meeting of Shareholders.

ARTICLE TWELVE.- If management by a Board of Directors is decided on, care shall be taken of the right of minorities to appoint a Director, further to article one hundred and forty four of the Business Corporations Law.

ARTICLE THIRTEEN.-The Sole Administrator or the members of the Board of Directors can be elected, shall remain in office for one year as from the date of their appointment but shall continue to occupy same until their successor is appointed and takes over.

ARTICLE FOURTEEN.- The Board of Directors shall be considered legally installed when a majority of the members is present, f more than two. When the Board consists of two members, the presence of both is mandatory for its legal installation. The Chairman shall have the casting vote.

ARTICLE FIFTEEN.- At their first session, the Directors shall appoint the Chairman and the Secretary, the latter may but need not be a Director. The minutes of Board meetings shall be signed by the Chairman and the Secretary.

ARTICLE SIXTEEN.- The Board of Directors or the Sole Administrator shall have the broadest powers to carry out the corporate purpose and to manage and administer the corporation.

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As an indication but without limitation, they shall act with the following powers and authority:

A.- A general power for lawsuits and collections, with all general faculties and the special faculties requiring a special clause in accordance with Law, in the terms of the first paragraph of article two thousand five hundred and fifty four of the Civil Code for the Federal District.

As an indication but without limitation, the following powers can be mentioned among others:

I.- To file and withdraw from all kinds of proceedings, including actions for relief (“amparo”). II.- To settle.- III.- To submit to arbitration – IV.- To prepare and reply to interrogatories.- V.- To challenge.- VI.- To make assignments of assets.- VII.- To receive payments.- VIII.- To file denouncements and accusations in criminal matters and withdraw therefrom when so permitted by Law.

B.- A general power for acts of administration, in the terms of the second paragraph of such article two thousand five hundred and fifty four of the Civil Code mentioned above.

C.- A power in labor matters with express authority to prepare and reply to interrogatories, in accordance with the provisions of article seven hundred and eighty six of the Federal Labor Law, with the power to administer labor relations and reconcile in accordance with the contents of articles eleven and eight hundred and seventy six, sections one and six of such Law, and to appear in court in the terms of the first, second and third sections of article six hundred and ninety six and eight hundred and seventy eight of such Law.

D.- A general power for acts of ownership, in accordance with the third paragraph of the same article mentioned of the Civil Code.

E.- The mandate to which the preceding inserts refer shall be exercised before individuals and before all kinds of administrative or judicial authorities, including those of a Federal or local nature and before local and Federal Conciliation and Arbitration Boards and labor authorities.

F.- A power to confer and subscribe to credit instruments, in the terms of the ninth article of the General Law on Negotiable Instruments and Credit Operations.

G.- A power to appoint the Managing Director, the Managers, Assistant Managers, factors or employees of the corporation.

H.- To delegate its authority to one or several Directors in order for them to act separately or as a committee.

I.- The authority to confer general or special powers and to revoke one and the other.

The foregoing powers are conferred without prejudice to their limitation or expansion by the Ordinary Meeting of Stockholders.

ARTICLE SEVENTEEN.-Surveillance of the corporate operations shall be entrusted to one or several statutory auditors who can, but need not be, stockholders, further to the limitation contained in article one hundred and seventy five of the Business Corporations Law and shall remain in office for one year, counted in the same form and terms to which article thirteen refers.

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One or several Alternate Statutory Auditors can be named to replace their respective Regular Statutory Auditors in the event of temporary or permanent absence.

The Meetings hall care for the right conferred on minorities under articles one hundred and forty four and one hundred and seventy one of the Business Corporations Law.

ARTICLE EIGHTEEN.- The Sole Administrator, the Directors, the Managers and the Statutory Auditor(s) shall guarantee their handling, should the Meeting appointing them so decide, by depositing in cash or by bond the amount decided for such purpose. The deposit shall not be returned, nor the bond cancelled, until the accounts corresponding to the year during which they held office have been approved.

ARTICLE NINETEEN.- The taxable year shall be one year in length and shall run from the first of January to the thirty-first of December each year, with the exception of the first which shall run from the execution date of this public deed to the thirty first of December this year.

ARTICLE TWENTY.- In compliance with the provisions of articles one hundred and seventy two, one hundred and seventy three, one hundred and seventy six and one hundred and seventy seven of the Business Corporations Law, the statements of financial information shall be presented at the end of each period, and should be completed within three months following the close of each taxable period, and shall be placed at the disposition of the Statutory Auditor(s) and of the shareholders with the anticipation established by article one hundred and seventy three of the Business Associations Law. During the course of each taxable year, the Board of Directors or the Sole Administrator can resolve one or more times, as they consider convenient, on the preparation of an inventory and special statement of financial information.

ARTICLE TWENTY-ONE.- Once general expenses have been deducted, including the payment of fees to the Directors, to the Sole Administrator, as applicable, and to the Statutory Auditor(s), the profits obtained following deduction of the amounts necessary for amortizations, depreciations, penalties and Income Tax, shall be applied as follows:

A.- Five percent shall be set aside to form the Legal Reserve Fund, until this is equivalent to twenty percent of the capital stock.

B.- The amounts resolved by the Shareholders´ Meeting shall be set aside for the formation of one o several special reserve funds.

C.- The amount of the remainder resolved by the Shareholders´ Meeting shall be distributed as a dividend among the shareholders, in proportion to their number of shares.

No dividends shall be distributed until following a Statement of Financial Information effectively showing profits.

D.- Any surplus for distribution shall be placed in the profits pending distribution account.

ARTICLE TWENTY-TWO.- The founders of the corporation reserve no special participation for themselves in the profits.

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ARTICLE TWENTY-THREE.- Shareholders shall solely respond for losses with their shares.

ARTICLE TWENTY-FOUR.- The corporation shall be dissolved in the cases fixed by article two hundred and twenty nine of the Business Corporations Law.

ARTICLE TWENTY-FIVE.- Liquidation shall be subject to the provisions of chapter eleven of such Law.

ARTICLE TWENTY-SIX.- Until the appointment of the Receivers and their entry into office has been entered in the Public Register for Commerce, the Directors or the Sole Administrator shall continue in office but cannot commence new operations after dissolution has been resolved, or the existence of a legal reason for this has been verified.

ARTICLE TWENTY SEVEN.- During the liquidation period of the corporation, the Receivers shall have the same powers and obligations corresponding to the Board of Directors or the Sole Administrator, and the Statutory Auditor shall act with the representation corresponding thereto in the regular life of the corporation.

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